                                                                    EXHIBIT 99.1

[KOSAN BIOSCIENCES LOGO]


CONTACT:



Kosan Biosciences                                  Burns McClellan, Inc.
MICHAEL S. OSTRACH                                 STEPHANIE DIAZ (INVESTORS)
CHIEF OPERATING OFFICER                            NANCY ROBINSON (MEDIA)
510-732-8400 EXT. 207                              415-352-6262


FOR IMMEDIATE RELEASE


                      Kosan Adopts Stockholder Rights Plan

Hayward, CA -- October 8, 2001 -- Kosan Biosciences Incorporated (NASDAQ: KOSN) announced today that its Board of Directors has adopted a Stockholder Rights Plan under which all stockholders of record as of October 29, 2001 will receive rights to purchase shares of a new series of Preferred Stock.

The Rights Plan is designed to enable all Kosan stockholders to realize the full value of their investment and to provide a fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Kosan. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

The Rights will be distributed as a non-taxable dividend and will expire on October 29, 2011. Each Right entitles the holder to purchase one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock of Kosan at an exercise price of $70.00 per Right. In general, the Rights will be exercisable if a person or group becomes the beneficial owner of more than 20% of the outstanding Common Stock of Kosan.

Kosan will generally be entitled to redeem the Rights for $0.001 per Right prior to the time a person acquires more than 20% of Kosan's Common Stock. Additional details of the Rights Plan may be found as an exhibit to the Company's report on Form 8-K to be filed with the Securities and Exchange Commission.

Kosan Biosciences Incorporated is a biotechnology company that has proprietary gene-engineering technologies for the manipulation and production of polyketides, a rich source of pharmaceuticals. Kosan uses its platform technologies to develop product candidates that target large pharmaceutical markets.